Filed Pursuant to Rule 433

Registration Statement No. 333-189409

Final Term Sheet for the Notes

The Korea Development Bank

US$250,000,000 4.00% Notes due 2016 (the “Notes”)

Final Term Sheet

August 23, 2013

Issuer	The Korea Development Bank

Issue currency	U.S. DOLLAR ($)

Issue size	US$250,000,000

Maturity date	September 9, 2016

Format	The Notes shall constitute a further issuance of, and be fungible with and be consolidated and form a single series with, our US$750,000,000 4.00% Notes due 2016, which were issued on March 9, 2011.

Settlement date	On or about August 27, 2013, which will be the third business day following the date of this final term sheet

Interest rate	4.00% per annum (payable semi-annually)

Interest payment dates	March 9 and September 9 of each year, commencing on September 9, 2013 and with interest accruing from March 9, 2013

Public offering price	106.527% In addition to the initial public offering price, you will have to pay for accrued interest from and including March 9, 2013 to but excluding August 27, 2013.

Gross proceeds	US$266,317,500

Underwriting discounts	0.100%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$266,067,500

Denominations	US$200k/1k

Day count	360-day year consisting of twelve 30-day months

Listing	Application has been made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the Notes

Governing Law	New York

Fiscal Agent	The Bank of New York Mellon

CUSIP	500630 BT4

ISIN	US500630BT45

Common Code	060254923

Ratings	Aa3 (Moody’s)/A (S&P)/AA- (Fitch)

Sole Bookrunner	The Hongkong and Shanghai Banking Corporation Limited

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents free of charge by visiting EDGAR on the Website of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-811-8049.

The most recent prospectus can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/869318/000119312513342688/d588052d424b5.htm

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

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